Exhibit 10.34
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”) is made by and between Heska Corporation, for itself and for the benefit of its subsidiary Diamond Animal Health, Inc. (the “Company”) and Michael McGinley (“Employee”). The Company and Employee are referred to below collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Employee currently is employed as the President, Biologicals and Pharmaceuticals, Heska Corporation;
WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of May 1, 2000, as amended on January 1, 2008 (the “First Amendment”) and August 4, 2011 (the “Second Amendment”) (collectively the “Employment Agreement”), pursuant to which Employee has been employed by the company at-will, meaning that either Party may terminate Employee’s employment with or without cause, reason, or notice subject to the provisions of the Employment Agreement;
WHEREAS, the Company notified Employee on December 22, 2017 of its intent to cause the involuntary termination of his employment;
WHEREAS, the Company has agreed to extend the date of Employee’s involuntary termination until March 31, 2018 (the “Separation Date”);
WHEREAS, the Company wishes to benefit from Employee’s skills, knowledge, and experience during Employee’s transition to retirement and thereafter; and
WHEREAS, the Parties have entered into this Agreement to ensure the protection of the Company’s confidential information and trade secrets and to prevent damage to the Company caused by Employee using or disclosing the Company’s confidential information or trade secrets and competing unfairly against the Company.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
TERMS
1.Effective Date, Employment, Payments.
(a)    This Agreement shall become effective after expiration of the Revocation Period as provided in Section 5 below (the “Effective Date”), and, except as otherwise provided herein, shall replace and supersede all prior understandings and agreements between the Parties. In the event of any conflict between this Agreement and the Employment Agreement, this Agreement shall control.
(b)    Employee shall continue to work through the Separation Date as needed by the Company.
(c)    In consideration for Employee entering into this Separation Agreement and Release, Company shall pay Employee the severance pay in the amount and in the manner as provided in Section 6(b)(ii) of the Employment Agreement (“Severance Pay”).
(d)    Employee’s receipt of the Severance Pay is subject to the following conditions:
(i)    Employee continuing to work as needed by the Company and as required by the Employment Agreement up and through the Separation Date;
(ii)    Employee signing, and not revoking, this Agreement;
(iii)    Employee signing, and not revoking, a final release of claims (the “Final Release”), in a form attached as Exhibit B, upon the Separation Date.
(e)    Reporting and Withholding. Reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to this Agreement, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

(f)    Medical and Dental Benefits. Provided Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and further provided that Employee executes this Agreement and does not revoke Employee’s acceptance of the Agreement pursuant to Paragraph 5 below, the Company shall pay, for the time period beginning April 1, 2018 and ending September 30, 2018, the premiums for the COBRA coverage elected by Employee directly to the insurance provider(s). For the balance of the period that Employee is entitled to coverage under COBRA, Employee shall be entitled to maintain coverage for Employee and Employee’s eligible dependents as pursuant to applicable law but shall be responsible for payment of the entire premium. Employee shall notify the Company immediately upon Employee’s acceptance of employment with another employer during the COBRA continuation period.

(g)    Employee shall resign from his employment with the Company effective March 31, 2018. Employee’s resignation shall be deemed an “involuntary termination” of employment under the Employment Agreement.
(h)    Employee has received certain incentive restricted stock grants and stock options pursuant to the Company’s 1997 Incentive Stock Plan and related documents, the 2003 Incentive Stock Plan and related documents, and the various Stock Grant and Stock Option Agreements between Employee and the Company (each an “Option Document”). Continued vesting and exercise of such restricted stock and stock options shall be governed by the Option Documents. Employee and the Company acknowledge and agree that this Agreement does not represent a modification to any Option Document and to the extent this Agreement shall conflict with any Option Document, including in any manner that could be deemed a modification, the Option Documents shall control. . Employee acknowledges that the Company’s agreement to extend the date of Employee’s involuntary separation from the Company pursuant to this Agreement and thereby allow certain unvested options and unvested restricted stock, which would otherwise be forfeited upon Employees’ termination of employment, constitutes sufficient and valuable consideration.
(i)    Employee is a participant in the Company’s 2017 Management Incentive Plan (“MIP”). Company agrees that Employee shall continue to be a participant in the 2017 MIP and that Employee’s entitlement to compensation under the MIP shall be governed by the terms of the MIP and in accordance with the Company’s normal business practices.
2.    Termination:
If Employee’s employment terminates prior to the Separation Date due to Employee’s Voluntary Resignation or Employee’s Termination For Cause as defined in the Employment Agreement, Section 6(d) of the Employment Agreement shall control and in such event, Employee shall be entitled to only compensation earned as of the termination date.
3.    At-Will Employment. Employee’s employment with the Company continues to be at-will. Nothing in this Agreement alters Employee’s status as an at-will employee of the Company. Subject to the terms of this Agreement, both the Company and Employee reserve the right to terminate Employee’s employment by the Company at any time, for any reason or no reasons, with or without cause, warning, or notice, subject to provisions of the Employment Agreement and this Agreement.
4.    General Release.
(a)     Employee, for Employee, and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, unequivocally, unconditionally and intentionally releases and discharges (i) the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and (ii) each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees (the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
(b)    The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant, agreement, or plan (except as provided herein); (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Colorado Anti-Discrimination in Employment Act, seq., or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi)state and federal common law; (vii) the failure of this Agreement or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Employee.
(c)    The General Release in this Agreement does not apply to claims under federal, state, or local law (statutory, regulatory, or otherwise) that may not be lawfully waived and released, including but not limited to vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation. If any claim is not subject to release, to the extent permitted by law: (i) you promise not to consent to become a party to or member of any class in a class, collective or multi-party action or proceeding in which claims are asserted against the Company that are related in any way to your compensation, employment or the separation of your employment with the Company; (ii) if, without your prior knowledge and consent, you are made a member of a class in any such proceeding, you agree to opt out of the class at the first opportunity; and (iii) you waive any right or ability to be a class or collective action representative in such a proceeding. In the event that any claim, charge, or complaint is filed with any federal, state or local administrative agency in which you could be eligible to receive any damages or compensation from the Company, you hereby expressly waive any right to receive any monetary or other personal benefits that you would otherwise receive as a result of the said proceeding.
5.    ADEA and Older Workers Benefit Protection Act Release

In addition to the General Release contained in Paragraph 4, you knowingly, voluntarily, and irrevocably discharge and release the Released Parties from any claims arising under the Age Discrimination in Employment Act (ADEA). You acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:
You are advised to consult with an attorney before signing this Agreement.
You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this Agreement is executed.
You have twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement. You acknowledge that if you sign this Agreement before the end of the twenty-one (21)-day period, it will be your personal, voluntary decision to do so and that you have not been pressured to make a decision sooner.
You have seven (7) days after signing this Agreement to revoke the Agreement (the “Revocation Period”), and the Agreement will not be effective until that Revocation Period has expired. If mailed, the rescission must be postmarked within the seven-day period, properly addressed to:
Heska Corporation
Attn: Stephanie Alsip
Senior Manager, Human Resources
3760 Rocky Mountain Avenue
Loveland, CO 80538

This Agreement shall not be effective or enforceable, and no payments or benefits under this Agreement shall be provided to you, until after the seven (7) day Revocation Period has expired. You understand that you will not receive any separation payment if you void your signature or revoke this Agreement.
6.    Non-Competition and Non-Solicitation.
(a)    During Employee’s remaining term of employment and for 36 months immediately following the Separation Date (“Restriction Period”), Employee shall not engage in any Competitive Conduct, as defined herein. For the purposes of this Agreement, “Competitive Conduct” shall be determined in good faith by the Company and shall include any of the following conduct whether direct or indirect, on Employee’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, or entity:
(i)    owning, managing, operating, controlling, being employed by, participating in, engaging in, rendering any services for, assisting, having any financial interest in, permitting Employee’s name to be used in connection with, or being connected in any manner with the ownership, management, operation, or control of any Restricted Company, other than as set forth in paragraph 6(b) below. For the purposes of this

Agreement, a “Restricted Company” is any person or entity (as well as any affiliates or successors) that has purchased from the Company or a Company subsidiary product produced at a location in Des Moines, Iowa owned by the Company or a Company subsidiary in the twelve months ending December 31, 2017 including, without limitation Elanco Animal Health, a division of Eli Lilly and Company, Internet Inc., d/b/a Merck Animal Health, a unit of Merck and Co., Inc., Bayer AG and CEVA Sante` Animale.
(ii)    consulting with, acting as an agent for, or otherwise assisting any Restricted Company to compete or prepare to compete with the Company in any of the Company’s existing or prospective businesses;
(iii)    interfering with the relationship between the Company and any Restricted Company, current or former employee, independent contractor, vendor, or supplier of the Company, including, without limitation, soliciting, enticing, inducing or attempting to induce or influence such Restricted Company, current or former employee, independent contractor, vendor or supplier of the Company to terminate or alter his, her, or its relationship with the Company;
(iv)    interfering or attempting to interfere with any transaction in which the Company was involved or which was pending during the term of Employee’s employment or at the date on which Employee’s employment with the Company ends;
(v)    soliciting any of the Company’s customers, investors, or prospective customer or investor; and/or
(vi)    soliciting, inducing, or attempting to induce any customer or other business relation of the Company to cease doing business with Company or in any way interfering with the relationship between any such customer or business relation of the Company.
(b)    Notwithstanding the foregoing, so long as Employee strictly complies with each and all of his obligations under this Agreement, including without limitation the requirements set forth at this Section 6(a)(i) through (vi) inclusively, without exception, after the Separation Date Employee may upon advance notice to Company be engaged by a Restricted Company as an independent contractor for the purpose of rendering advice unrelated to the Company, Company products, or Company activities. Activities in compliance with this section 6(b) shall not be deemed “Competitive Conduct.” In such event, Employee shall notify any such Restricted Company who has engaged Employee as a contractor of the terms and existence of this Agreement and the provisions of this Section 6.
(c)    Employee shall not engage in Competitive Conduct within the geographic areas in which the Company competes as of the Effective Date or at any time during the Restriction Period.
(d)    The extension of Employee’s employment until the Separation Date and the Severance Payment are conditioned upon Employee’s compliance with the restrictive covenants set forth in this Paragraph 6, which terms survive and continue in force following the expiration or termination of this Agreement until the expiration of the Restriction Period. In the event that Employee violates the restrictive covenants or otherwise breaches this Agreement, all continuing payments and benefits to which Employee would otherwise be entitled pursuant to this Paragraph 6 will cease immediately in addition to, and not in lieu of, any other remedies to which the Company may be entitled.
7.    Confidentiality. Employee and the Company are parties to an Employee Confidential Information and Inventions Agreement, effective as of March 18, 2013 (“Confidentiality Agreement”), which is attached hereto as Exhibit A and incorporated by reference. Employee acknowledges that the Confidentiality Agreement remains in force and that Employee is bound by the Confidentiality Agreement pursuant to its terms.
8.    Remedies.

a.
Injunctive Relief. Employee acknowledges that any breach of Paragraphs 6 or 7 will cause the Company to suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Employee agrees that upon breach or threat of imminent breach of any obligation under Paragraphs 6 or 7 of this Agreement, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction, or other injunctive relief without posting any bond or other security. This Paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the Colorado law governing this Agreement, including the right to seek damages from Employee.

b.
Attorneys’ Fees. In the event of any controversy, claim, or dispute between the parties affecting or relating to Paragraphs 6 or 7 of this Agreement, and the Company or Employee is required to defend its actions or seek enforcement of the Agreement, the prevailing party shall be entitled to recover all of his or its attorneys’ fees and costs.

c.    Separate Provisions. Employee agrees the provisions of Paragraphs 6 or 7 of this Agreement are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim by Employee that the Company has violated or breached this Agreement. Notwithstanding the foregoing, if Company fails to pay Employee the Severance Pay as required by this Agreement, provided such failure is not a result of Employee’s breach of his obligations pursuant to this Agreement, and the Company fails to cure such breach within 30 days of written notice from Employee, Employee’s obligations under Paragraphs 6 and 7 shall cease.

9.    Return of Company Property. Employee represents and warrants that, Employee will return all Company property to the designated Company representative on or before Employee’s Separation Date, unless otherwise agreed upon. This property includes, but is not limited to, Company documents and files (in any recorded media, such as papers, computer disks, copies, transparencies, and microfiche), cell phone/phone number, materials, keys, credit cards, laptops, computer disks, and badges. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Employee will delete the data, files, or information (and will retain no copies in any form).

10.    Unknown Facts. The releases in this Agreement include, but are not limited to, claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows to be or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

11.    Confidentiality of Agreement. The Parties agree to keep this Agreement confidential and will not disclose the existence or the terms of this Agreement to anyone except to his/its immediate family, accountants, legal or financial advisors, as part of an investigation or proceeding conducted by any Government Agency, or as otherwise appropriate or necessary as required by law, regulation or court order, unless and until this document is filed by the Company with the Securities and Exchange Commission.

12.    No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever
13.    Representations and Warranties. Employee warrants and represents as follows:
(a)    Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.
(b)    Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

(c)    Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.
(d)    Employee has full and complete legal capacity to enter into this Agreement.
(e)    Employee acknowledges the success of the Company’s business depends in large part on the protection of the Confidential Information and trade secrets. Employee acknowledges Employee’s access to the Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers would enable Employee to compete unfairly against the Company. Employee agrees that the provisions in Paragraphs 6 and 7 above are designed and intended to protect the Company’s trade secrets.
(f)    As an Officer of Heska Corporation, Employee is among the Company’s executive personnel, management personnel, or officers and employees who constitute professional staff to executive and management personnel.
(g)    Given the nature of the business in which the Company is engaged, the restrictions in Paragraphs 6 and 7 above, including their geographic scope and duration, are reasonable.
14.    Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, affiliates, agents, or representatives. Company agrees not make any statement that, disparages Employee. In response to any requests for references related to Employee, Company shall disclose only Employee’s dates of employment and positions held and no other information.
15.    Cooperation. Employee agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make Employee available for preparation for, and attendance of, hearings, proceedings, or trial, including pretrial discovery and trial preparation, subject to Company’s agreement to reimburse Employee for any reasonable and necessary expenses, including attorneys’ fees required to defend him in such proceeding. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph.
16.    Section 409A. This Agreement is intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. Section 11 of the Employment Agreement (also referenced as paragraph 5 of the Second Amendment) relating to 409A is incorporated by this reference.
17.    Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event, any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.
18.    Assignments. The Company may assign its rights under this Agreement and any successor or assign of the Company or that acquires all or substantially all of the Company’s assets or a majority of the Company’s stock, shall remain bound by the terms and conditions set forth in this Agreement, including but not limited to the Severance payments. No other assignment is permitted except by written permission of the Parties.
19.    Entire Agreement. This Agreement (including Exhibits A and B), the Employment Agreement and the Option Documents are the entire agreement between the Parties. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.
20.    Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
21.    Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the Colorado state or federal courts.
22.    Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
23.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and by Employee on the dates set forth below:
Employee has carefully read the above and executes it voluntarily, fully understanding and accepting the provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with legal advisors prior to executing this Agreement. Employee has been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement, Employee has not relied on any statements or explanation made by the Company. Employee has had at least twenty-one (21) days to consider this Agreement. Employee understands that if he does not return this Agreement signed by him to the Company upon the expiration of the twenty-one-day consideration period, this offer will expire. Employee understands that he may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon Company.

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Signature Page

EMPLOYEE                        THE COMPANY

/s/ Michael McGinley                _/s/ Kevin Wilson__________________
Michael McGinley                    Heska Corporation
By: Kevin Wilson, CEO, President
12/23/2017                        __12/22/2017_____________________
Date                             Date

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